Exhibit 99.1

Analyst Contact:

Kurt Abkemeier

investorrelations@inteliquent.com

FOR IMMEDIATE RELEASE

Inteliquent Reports Fourth Quarter 2013 Results and Declares Quarterly Dividend

Recent financial and operating highlights include:

•	Fourth quarter 2013 voice revenue of $50.2 million compared with $49.5 million in the fourth quarter of 2012 and $50.1 million in the third quarter of 2013;

•	Net income of $8.8 million in the fourth quarter of 2013, compared with a net loss of $85.8 million in the fourth quarter of 2012 (the loss includes an impairment charge of $68.4 million related to goodwill, intangible assets and fixed assets and a loss from discontinued operations of $30.4 million), and net income of $6.5 million in the third quarter of 2013;

•	Adjusted EBITDA (a non-GAAP financial measure) of $18.0 million in the fourth quarter of 2013 compared with $14.2 million in the fourth quarter of 2012, and $17.0 million in the third quarter of 2013 (see reconciliations tables for reconciliation to net income);

•	Free cash flow (a non-GAAP financial measure) of $15.4 million in the fourth quarter of 2013, compared with $9.4 million in the fourth quarter of 2012, and $15.0 million in the third quarter of 2013 (see reconciliations tables for reconciliation to net income);

•	Billed minutes of 30.4 billion in the fourth quarter of 2013, compared with 31.9 billion in the fourth quarter of 2012, and 30.4 billion in the third quarter of 2013;

•	Annual guidance for 2014 of $200 million to $210 million of revenue, $61 million to $66 million of adjusted EBITDA (a non-GAAP financial measure), and $10 million to $12 million of capital expenditures;

•	Increases quarterly dividend to $0.075 per outstanding share of common stock.

CHICAGO, February 27, 2014–Inteliquent, Inc. (Nasdaq: IQNT), a leading provider of voice services, today announced its financial results for the fourth quarter and declared its next quarterly dividend.

“We are very pleased with our strong results for the fourth quarter,” said Ed Evans, Chief Executive Officer of Inteliquent. “During the quarter, we continued to see growth from our sales pipeline and we continue to focus on cost management. The results of the fourth quarter reflect the improved operating performance of our voice business.”

Fourth Quarter Results

Inteliquent generated voice revenue of $50.2 million in the fourth quarter of 2013, an increase of 1.4% compared to $49.5 million of voice revenue in the fourth quarter of 2012. The foregoing excludes data revenue from the fourth quarter of 2012. The increase related primarily to an increase in the average revenue per minute, which was partially offset by a reduction in minute volumes.

Minutes of use decreased 4.7% to 30.4 billion minutes in the fourth quarter of 2013, compared to 31.9 billion minutes in the fourth quarter of 2012. Average price per minute for the fourth quarter of 2013 was $0.00165, an increase of 6.5%, compared to $0.00155 for the same time period last year.

Revenue from continuing operations of $50.2 million for the fourth quarter of 2013 decreased $7.5 million compared to $57.7 million for the same period in 2012. Revenue from continuing operations for the fourth quarter of 2012 included $8.0 million related to the global data business sold on April 30, 2013. Data operations for the Americas reporting unit did not meet all criteria required to receive discontinued operations accounting. The remaining increase of $0.5 million in revenue from continuing operations is primarily related to an increase in the average revenue per minute, which was partially offset by a reduction in minute volumes.

Network and facilities expenses for the fourth quarter of 2013 decreased $2.2 million to $23.0 million from $25.2 million for the same period in 2012. Approximately $2.5 million of this decrease resulted from the sale of the global data business on April 30, 2013, offset by a $0.3 million increase due to changes in the mix of voice services.

Combined operating expenses consisting of Operations, Sales and Marketing, and General and Administrative expenses were $10.3 million for the fourth quarter of 2013, a decrease of 33.5%, or $5.2 million, from $15.5 million for the same period in 2012. The fourth quarter of 2012 amount includes $1.3 million of data sales related expenses associated with our Americas reporting unit that did not qualify for discontinued operations accounting. The remaining decrease of $3.9 million was primarily the result of a decrease of $3.5 million in non-cash compensation.

Depreciation and amortization expense was $3.1 million for the fourth quarter of 2013, or 6.2% of revenue, compared to $5.1 million for the same period in 2012, or 8.8% of revenue.

Income from continuing operations in the fourth quarter of 2013 was $8.8 million, compared to loss from continuing operations of $55.4 million for the same period in 2012. The loss from continuing operations of $55.4 million in 2012 includes an impairment charge of $68.4 million related to goodwill, intangible assets and fixed assets.

On April 30, 2013, the Company completed its divestiture of the global data business. In the fourth quarter of 2012, loss from discontinued operations, net of income tax provision, was $30.4 million.

Adjusted EBITDA (a non-GAAP financial measure) from continuing operations in the fourth quarter of 2013 was $18.0 million, an increase of 26.8%, compared to $14.2 million for the same period in 2012. See “Use of Non-GAAP Financial Measures” below for a discussion of the presentation of Adjusted EBITDA and reconciliation to net income.

Free Cash Flow (a non-GAAP financial measure) in the fourth quarter of 2013 was $15.4 million, an increase of 63.8%, compared to $9.4 million for the same period in 2012. See “Use of Non-GAAP Financial Measures” below for a discussion of the presentation of Free Cash Flow and reconciliation to net income.

2014 Business Outlook

Inteliquent’s financial estimates for 2014 are as follows:

•	Revenue is expected to be between $200—$210 million.

•	Adjusted EBITDA (a non-GAAP financial measure) is expected to be between $61—$66 million. Adjusted EBITDA is calculated as EBITDA plus non-cash share-based compensation.

•	Capital Expenditures are expected to be between $10—$12 million.

Recurring Cash Dividend

Inteliquent’s board of directors has authorized and declared a quarterly dividend of $0.075 per outstanding share of common stock. The payment date for the quarterly dividend is March 27, 2014 and the record date for the quarterly dividend is the close of business on March 13, 2014.

Conference Call & Web Cast

The fourth quarter conference call will be held on Thursday, February 27, 2014 at 10:00 a.m. (ET). A live web cast of the conference call as well as a replay will be available online on the Company’s corporate web site at www.inteliquent.com. Participants can also access the call by dialing 1-877-941-8631 (within the United States and Canada), or 1-480-629-9644 (international callers). A replay of the call will be available approximately two hours after the call has ended and will be available until 11:59 p.m. (ET) on March 27, 2014. To access the replay, dial 1-800-406-7325 (within the United States and Canada), or 1-303-590-3030 (international callers) and enter the conference ID number: 4669752.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release are forward-looking statements. The words “anticipates,” “believes,” “efforts,” “expects,” “estimates,” “projects,” “proposed,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Factors that might cause such differences include, but are not limited to: the effects of competition, including direct connects, and downward pricing pressure resulting from such competition; our regular review of strategic alternatives; the impact of current and future regulation, including intercarrier compensation reform enacted by the Federal Communications Commission; the risks associated with our ability to successfully develop and market new voice services, many of which are beyond our control and all of which could delay or negatively affect our ability to offer or market new services; the ability to develop and provide other new services; technological developments; the ability to obtain and protect intellectual property rights; the impact of current or future litigation; the potential impact of any future acquisitions, mergers or divestitures; natural or man-made disasters; the ability to attract, develop and retain executives and other qualified employees; changes in general economic or market conditions; matters arising out of or related to the impairment charge and financial forecasting practices that were the subject of an investigation by the Company’s Audit Committee; the possibility that the Securities and Exchange Commission may disagree with the Audit Committee’s findings and may require a restatement of financial statements or additional or different remediation; any other proceedings which may be brought against the Company by the Securities and Exchange Commission or other governmental agencies; the outcome of shareholder actions filed against certain of the Company’s officers and directors; the possibility of private litigation related to the impairment charge and financial forecasting practices that were subject to investigation by the Audit Committee and related matters; and other important factors included in our reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors” section of our Annual Report on Form 10-K for the period ended December 31, 2012, as such Risk Factors may be updated from time to time in subsequent reports. Furthermore, such forward-looking statements speak only as of the date of this press release. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

About Inteliquent

Inteliquent is a leading provider of wholesale voice services for carriers and service providers. Inteliquent is used by nearly all national and regional wireless carriers, cable companies and CLECs in the markets it serves, and its network carries approximately ten billion minutes of traffic per month. Please visit Inteliquent’s website at www.inteliquent.com and follow us on Twitter @Inteliquent.

The condensed consolidated statements of operations, balance sheets and statements of cash flows are unaudited and subject to reclassification.

INTELIQUENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
(In thousands, except per share amounts)	2013	2012	2013	2012
Revenue	$50,240	$57,650	$213,373	$236,372
Operating expense:
Network and facilities expense (excluding depreciation and amortization)	23,029	25,171	93,745	97,652
Operations	6,107	9,701	28,595	37,481
Sales and marketing	904	1,837	5,554	8,032
General and administrative	3,255	3,919	18,360	18,720
Depreciation and amortization	3,147	5,103	14,652	21,337
Carrier settlement	—	—	—	9,000
Impairment of fixed assets	—	6,588	—	7,845
Impairment of goodwill	—	44,543	—	44,543
Impairment of intangible assets	—	17,318	—	17,318
Loss (gain) on sale of assets	(34)	(2)	192	(170)
Gain on sale of Americas Data assets	—	—	(23,171)	—

Total operating expense	36,408	114,178	137,927	261,758

Income (loss) from operations	13,832	(56,528)	75,446	(25,386)

Other (income) expense:
Interest income	(1)	(39)	(54)	(171)
Other expense (income)	(1)	—	4	(1)

Total other income	(2)	(39)	(50)	(172)

Income (loss) from continuing operations before provision for income taxes	13,834	(56,489)	75,496	(25,214)
Provision for income taxes	5,000	(1,124)	13,524	1,958

Income (loss) from continuing operations	8,834	(55,365)	61,972	(27,172)
Loss from discontinued operations, net of provision for income taxes	—	30,410	7,102	50,977
Gain on sale of discontinued operations	—	—	(783)	—

Net income (loss)	$8,834	$(85,775)	$55,653	$(78,149)

Earnings (loss) per share – continuing operations:
Basic	$0.27	$(1.77)	$1.92	$(0.88)
Diluted	$0.27	$(1.77)	$1.90	$(0.88)
Loss per share – discontinued operations:
Basic	$—	$(0.97)	$(0.20)	$(1.66)
Diluted	$—	$(0.97)	$(0.19)	$(1.66)
Earnings (loss) per share – net income (loss):
Basic	$0.27	$(2.74)	$1.72	$(2.54)
Diluted	$0.27	$(2.74)	$1.71	$(2.54)
Weighted average number of shares outstanding:
Basic	32,194	31,352	32,306	30,798
Diluted	32,501	31,352	32,557	30,798
Dividends paid per share:	$0.06	$3.00	$1.44	$3.00

INTELIQUENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except per share amounts)	December 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$77,004	$31,479
Receivables — net of allowance of $900 and $423, respectively	22,200	30,759
Deferred income taxes – current	720	1,210
Prepaid expenses	2,375	6,405
Other current assets	1,977	—
Current assets of discontinued operations	—	27,217

Total current assets	104,276	97,070
Property and equipment — net	25,815	43,823
Restricted cash	125	962
Deferred income taxes – noncurrent	5,495	2,710
Other assets	1,534	1,035

Total assets	$137,245	$145,600

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,176	$7,546
Accrued liabilities:
Taxes payable	2,437	2,160
Circuit cost	8,987	8,821
Rent	2,071	1,829
Payroll and related items	3,079	2,687
Other	1,674	1,062
Current liabilities of discontinued operations	—	22,402

Total current liabilities	20,424	46,507

Shareholders’ equity:
Preferred stock — par value of $.001; 50,000 authorized shares; no shares issued and outstanding at December 31, 2013 and December 31, 2012	—	—
Common stock — par value of $.001; 150,000 authorized shares; 32,215 shares and 32,345 shares issued and outstanding at December 31, 2013 and December 31, 2012, respectively	32	32
Less treasury stock, at cost; 3,351 shares and 3,083 shares at December 31, 2013 and December 31, 2012, respectively	(51,668)	(50,103)
Additional paid-in capital	203,989	199,331
Accumulated other comprehensive loss	—	(4,904)
Accumulated deficit	(35,532)	(45,263)

Total shareholders’ equity	116,821	99,093

Total liabilities and shareholders’ equity	$137,245	$145,600

INTELIQUENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Years Ended December 31,
(In thousands)	2013	2012
Operating
Net income (loss)	$55,653	$(78,149)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	15,894	29,749
Deferred income taxes	(2,295)	(8,592)
Impairment of fixed assets	—	16,149
Impairment of goodwill and intangibles	—	75,340
Loss on sale of assets	458	732
Non-cash share-based compensation	6,163	13,171
Gain on sale of Americas Data assets	(23,171)	—
Gain on sale of discontinued operations	(783)	—
Gain (loss) on intercompany foreign exchange transactions	56	(328)
Excess tax deficiency (benefit) associated with share-based payments	1,165	(1,066)
Changes in assets and liabilities:
Receivables	5,181	4,745
Other current assets	180	(3,635)
Other noncurrent assets	199	1,247
Accounts payable	(3,830)	1,310
Accrued liabilities	3,922	11,193
Noncurrent liabilities	—	(297)

Net cash provided by operating activities	58,792	61,569

Investing
Purchase of equipment	(12,470)	(25,922)
Proceeds from sale of equipment	28	206
Decrease in restricted cash	837	—
Sale (purchase) of other investments	534	—
Proceeds from sale of Americas Data assets, net of transaction costs	9,698	—
Proceeds from sale of discontinued operations, net of transaction costs	37,092	—

Net cash provided by (used for) investing activities	35,719	(25,716)

Financing
Proceeds from the exercise of stock options	468	1,396
Restricted shares withheld to cover employee taxes paid	(808)	(1,316)
Payments made for repurchase of common stock	(1,565)	—
Excess tax (deficiency) benefit associated with share-based payments	(1,165)	1,066
Dividends paid	(45,922)	(96,195)

Net cash used for financing activities	(48,992)	(95,049)
Effect of exchange rate changes on cash	6	396

Net Increase (Decrease) In Cash And Cash Equivalents	45,525	(58,800)
Cash And Cash Equivalents — Beginning	31,479	90,279

Cash And Cash Equivalents — End	$77,004	$31,479
Supplemental Disclosure Of Cash Flow Information:
Cash paid for taxes	$12,695	$12,811
Supplemental Disclosure Of Noncash Flow Items:
Investing Activity — Accrued purchases of equipment	$1,742	$3,415

The following table includes selected financial and operational metrics, sequentially, for the last five quarters.

Selected Financial and Operational Metrics

($ in millions, except per minute figures)	Three Months Ended					Years Ended
	Dec. 31	Mar. 31	Jun. 30	Sep. 30	Dec. 31	December 31,
	2012	2013	2013	2013	2013	2013	2012
Total Revenue	$57.7	$59.3	$53.4	$50.4	$50.2	$213.4	$236.4
Adjusted EBITDA	$14.2	$18.1	$16.8	$17.0	$18.0	$69.9	$71.8
Total Capital Expenditures	$4.8	$6.2	$1.8	$1.9	$2.6	$12.5	$25.9
Free Cash Flow	$9.4	$12.0	$15.0	$15.0	$15.4	$57.5	$45.8
Voice Revenue	$49.5	$50.5	$49.8	$50.1	$50.2	$200.6	$206.0
Average Revenue per Minute	$0.00155	$0.00165	$0.00169	$0.00165	$0.00165	$0.00166	$0.00156
Minutes of Use (in millions):
Local
Local Transit Services	13,692	13,643	13,921	14,211	14,330	56,105	59,286
Switch Access (Long Distance)
Termination Services	13,048	11,889	11,242	11,364	10,875	45,370	53,774
Origination Services	4,563	4,718	3,946	4,545	4,790	17,999	16,535
Other
International Services	619	396	327	298	431	1,452	2,386

Total Minutes of Use	31,922	30,646	29,436	30,418	30,426	120,926	131,981
# of Employees (1)	290	281	143	140	143	143	290

(1)	Number of employees in periods prior to Q2 2013 include employees related to the global data business, which was divested on April 30, 2013

Use of Non-GAAP Financial Measures

In this press release we disclose “Adjusted EBITDA” and “Free Cash Flow”, which are non-GAAP financial measure. For purposes of SEC rules, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure, calculated and prepared in accordance with generally accepted accounting principles in the United Sates (GAAP).

EBITDA is defined as net income before (a) interest expense, net (b) income tax expense and (c) depreciation and amortization. Adjusted EBITDA is defined as EBITDA as further adjusted to eliminate: non-cash share-based compensation; as well as non-recurring amounts incurred in connection with settlement, the impairment of goodwill, intangible assets and fixed assets, the discontinuation of our hosted service offering, severance payments, value added tax payments related to the global data business we sold, professional and legal fees incurred in connection with the internal investigation conducted by our Audit Committee; a payment received under our insurance policy related to Hurricane Sandy; and the gain on sale of the global data business. We believe that the presentation of Adjusted EBITDA included in this press release provides useful information to investors regarding our results of operations because it assists in analyzing and benchmarking the performance and value of our business. We believe that presenting Adjusted EBITDA facilitates company-to-company operating performance comparisons of companies within the same or similar industries by backing out differences caused by variations in capital structure, taxation and depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. These measures provide an assessment of controllable operating expenses and afford management the ability to make decisions, which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. They provide an indicator for management to determine if adjustments to current spending decisions are needed. Furthermore, we believe that the presentation of Adjusted EBITDA has economic substance because it provides important insight into our profitability trends, as a component of net income, and allows management and investors to analyze operating results with and without the impact of depreciation and amortization, interest and income tax expense, non-cash share-based compensation, amounts incurred in connection with settlement, the impairment of goodwill, intangible assets and fixed assets, the discontinuation of our hosted service offering, severance payments, value added tax payments related to the global data business we sold, professional and legal fees incurred in connection with the internal investigation conducted by our Audit Committee, a payment received under our insurance policy related to Hurricane Sandy, and the gain on sale of the global data business. Accordingly, these metrics measure our financial performance based on operational factors that management can impact in the short-term, namely the operational cost structure and expenses of our business. In addition, we believe Adjusted EBITDA is used by securities analysts, investors and other interested parties in evaluating companies, many of which present an EBITDA measure when reporting their results. Although we use Adjusted EBITDA as a financial measure to assess the performance of our business, the use of Adjusted EBITDA is limited because it does not include certain material costs, such as depreciation, amortization and interest and taxes, necessary to operate our business. We disclose the reconciliation between EBITDA and Adjusted EBITDA and net income below to compensate for this limitation. While we use net income as a significant measure of profitability, we also believe that Adjusted EBITDA, when presented along with net income, provides balanced disclosure which, for the reasons set forth above, is useful to investors in evaluating our operating performance and profitability. Adjusted EBITDA included in this press release should be considered in addition to, and not as a substitute for, net income as calculated in accordance with generally accepted accounting principles as a measure of performance.

Free Cash Flow is defined as Adjusted EBITDA less capital expenditures as disclosed in the Consolidated Statement of Cash Flows. Free Cash Flow represents the cash that a company is able to generate after cash expenses and capital expenditures necessary to maintain or expand its asset base. Management believes that Free Cash Flow is a relevant metric to provide investors, as it is an indicator of the Company’s ability to generate cash that can potentially be used by the Company for capital investments, acquisitions, payment of dividends or share repurchases. There are material limitations to using Free Cash Flow to measure the Company’s performance as it excludes certain material items such as cash used to pay income taxes and dividends. Free Cash Flow should not be used as a substitute for net change in cash and cash equivalents on the Consolidated Statements of Cash Flows.

The following is a reconciliation of net income to EBITDA, Adjusted EBITDA and Free Cash Flow:

	Three Months Ended					Years Ended
	Dec. 31	Mar. 31	Jun. 30	Sep. 30	Dec. 31	December 31,
	2012	2013	2013	2013	2013	2013	2012
Net income (loss)	$(85,775)	$6,900	$33,448	$6,471	$8,834	$55,653	$(78,149)
Interest expense (income) *	—	(2)	(2)	(1)	(1)	(6)	(10)
Provision (benefit) for income taxes *	(2,464)	3,833	740	4,177	5,000	13,750	3,915
Depreciation and amortization *	6,951	5,444	4,011	3,293	3,146	15,894	29,749

EBITDA	$(81,288)	$16,175	$38,197	$13,940	$16,979	$85,291	$(44,495)
Non-cash share-based compensation	4,605	1,870	2,060	1,239	994	6,163	13,171
Impairment of goodwill*	49,492	—	—	—	—	—	49,492
Impairment of intangible assets*	25,848	—	—	—	—	—	25,848
Impairment of fixed assets*	13,269	—	—	—	—	—	13,269
Carrier settlement	—	—	—	—	—	—	9,000
Hosted services	1,623	—	—	(450)	(8)	(458)	3,402
Severance	691	96	278	505	15	894	1,168
Value added tax	—	—	—	—	—	—	895
Internal investigation	—	—	276	2,148	3	2,427	—
Insurance recovery	—	—	—	(423)	—	(423)	—
Loss (gain) on sale of global data business *	—	—	(23,964)	11	(1)	(23,954)	—

Adjusted EBITDA	$14,240	$18,141	$16,847	$16,970	$17,982	$69,940	$71,750
Capital Expenditures	$4,846	$6,154	$1,828	$1,924	$2,564	$12,470	$25,922
Free Cash Flow	$9,394	$11,987	$15,019	$15,046	$15,418	$57,470	$45,828

*	For comparison purposes, amounts include results from the global data business for the respective periods, prior to divestiture on April 30, 2013, which are reported as discontinued operations in the Company’s condensed consolidated statements of operations.